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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                        (Amendment No. _______________)*

                              Quadramed Corporation
                    ---------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                    ---------------------------------------
                         (Title of Class of Securities)

                                   74730W 10 1
                    ---------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 18 pages

CUSIP No.  74730W 101               13G                      Page 2 of 18 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

        Oxford Bioscience Partners L.P.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  |_|
                                                                       (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware Limited Partnership

--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER
    NUMBER OF
                                   0 Shares
     SHARES
                   -------------------------------------------------------------
   BENEFICIALLY    6     SHARED VOTING POWER

     OWNED BY                      391,915 Shares

       EACH        -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER
     REPORTING
                                   0 Shares
      PERSON
                   -------------------------------------------------------------
       WITH        8     SHARED DISPOSITIVE POWER

                                   391,915 Shares

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            391,915 shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.9%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

            PN

--------------------------------------------------------------------------------


                               Page 2 of 18 pages

CUSIP No.  74730W 101               13G                      Page 3 of 18 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            OBP Management L.P.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [  ]
                                                            (b) [  ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware Limited Partnership

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
NUMBER OF                                       0 shares
SHARES
                                ------------------------------------------------
BENEFICIALLY OWNED BY           6      SHARED VOTING POWER
EACH                                            391,915 shares

                                ------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                          0 shares
WITH
                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                391,915 shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           391,915 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           6.9%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

           PN

--------------------------------------------------------------------------------

                               Page 3 of 18 Pages

CUSIP No.  74730W 101               13G                      Page 4 of 18 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Oxford Bioscience Partners (Bermuda) Limited Partnership

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [  ]
                                                            (b) [  ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Bermuda Limited Partnership

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
NUMBER OF                                       0 shares
SHARES
                                ------------------------------------------------
BENEFICIALLY OWNED BY           6      SHARED VOTING POWER
EACH                                            391,915 shares

                                ------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                          0 shares
WITH
                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                391,915 shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            391,915 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            6.9%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            PN

--------------------------------------------------------------------------------

                               Page 4 of 18 Pages

CUSIP No.  74730W 101               13G                      Page 5 of 18 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           OBP Management (Bermuda) Limited Partnership

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [  ]
                                                            (b) [  ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Bermuda Limited Partnership

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
NUMBER OF                                       0 shares
SHARES
                                ------------------------------------------------
BENEFICIALLY OWNED BY           6      SHARED VOTING POWER
EACH                                            391,915 shares

                                ------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                          0 shares
WITH
                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                391,915 shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            391,915 shares

--------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            6.9%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            PN

--------------------------------------------------------------------------------

                               Page 5 of 18 Pages

CUSIP No.  74730W 101               13G                      Page 6 of 18 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            OBP Management (Bermuda) Ltd.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                  (a) [  ]
                                                  (b) [  ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Bermuda Corporation

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
NUMBER OF                                       -0-
SHARES
                                ------------------------------------------------
BENEFICIALLY OWNED BY           6      SHARED VOTING POWER
EACH                                            85,682 shares

                                ------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                          -0-
WITH
                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                85,682 shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            85,682 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            1.5%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            CO

--------------------------------------------------------------------------------

                               Page 6 of 18 Pages

CUSIP No.  74730W 101               13G                      Page 7 of 18 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Edmund M. Olivier

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [  ]
                                                            (b) [  ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
NUMBER OF                                       -0-
SHARES
                                ------------------------------------------------
BENEFICIALLY OWNED BY           6      SHARED VOTING POWER
EACH                                            391,915 shares

                                ------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                          -0-
WITH
                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                391,915 shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            391,915 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            6.9%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            IN

--------------------------------------------------------------------------------

                               Page 7 of 18 Pages

CUSIP No.  74730W 101               13G                      Page 8 of 18 Pages
-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Cornelius T. Ryan

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
NUMBER OF                                       -0-
SHARES
                                ------------------------------------------------
BENEFICIALLY OWNED BY           6      SHARED VOTING POWER
EACH                                            391,915 shares

                                ------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                          -0-
WITH
                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                391,915 shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            391,915 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            6.9%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            IN

--------------------------------------------------------------------------------

                               Page 8 of 18 Pages

CUSIP No.  74730W 101               13G                      Page 3 of 18 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Alan G. Walton

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [  ]
                                                            (b) [  ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
NUMBER OF                                       -0-
SHARES
                                ------------------------------------------------
BENEFICIALLY OWNED BY           6      SHARED VOTING POWER
EACH                                            391,915 shares

                                ------------------------------------------------
REPORTING                       7      SOLE DISPOSITIVE POWER
PERSON                                          -0-
WITH
                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                391,915 shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            391,915 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            6.9%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            IN

--------------------------------------------------------------------------------

                               Page 9 of 18 Pages

     NOTE: This Statement on Schedule 13G is being filed on behalf of (i) Oxford Bioscience Partners L.P., a Delaware limited partnership; (ii) OBP Management L.P., a Delaware limited partnership; (iii) Oxford Bioscience Partners (Bermuda) Limited Partnership, a Bermuda limited partnership; (iv) OBP Management (Bermuda) Limited Partnership, a Bermuda limited partnership; (v) OBP Management (Bermuda) Ltd., a Bermuda corporation; (vi) Edmund M. Olivier; (vii) Cornelius
T. Ryan; and (viii) Alan G. Walton.


Item 1(a).      Name of Issuer:  Quadramed Corporation

Item 1(b).      Address of Issuer's Principal Executive Offices:
                80 E. Sir Francis Drake Blvd., Suite 2A, Larkspur, CA  94939

             Item 2(a)                           Item 2(b)                           Item 2(c)

                                                                                Citizenship or Place
       Name of Person Filing                      Address                         of Organization
       ---------------------                      -------                       --------------------

Oxford Bioscience Partners L.P.      Oxford Bioscience Partners                       Delaware
     ("OBP")                         315 Post Road West
                                     Westport, CT 06880

OBP Management L.P. ("OBP            Oxford Bioscience Partners                       Delaware
     Management"), the general       315 Post Road West
     partner of OBP and OBP Adjunct  Westport, CT 06880

Oxford Bioscience Partners           Richmond House                                   Bermuda
     (Bermuda) Limited Partnership   Par-la-Ville Road
     ("OBP Bermuda')                 Hamilton, Bermuda

OBP Management (Bermuda) L.P.        Richmond House                                   Bermuda
     ("OBP Management Bermuda"),     Par-la-Ville Road
     the general partner of OBP      Hamilton, Bermuda
     Bermuda

OBP Management Bermuda Ltd.          Richmond House                                   Bermuda
     ("Bermuda Corp.") a general     Par-la-Ville Road
     partner of OBP Management       Hamilton, Bermuda
     Bermuda

Edmund M. Olivier, a general         Oxford Bioscience Partners                      United States
     partner of OBP Management and   650 Town Center Drive
     OBP Management Bermuda          Costa Mesa, California  92626

Cornelius T. Ryan, a general         Oxford Bioscience Partners                      United States
     partner of OBP Management and   315 Post Road West
     OBP Management Bermuda          Westport, CT 06880

Alan G. Walton, a general partner    Oxford Bioscience Partners                      United States
     of OBP Management and OBP       315 Post Road West
     Management Bermuda              Westport, CT 06880


Item 2(d).      Title of Class of Securities:  Common Stock, $.01 par value.

                              Page 10 of 18 Pages

Item 2(e).      CUSIP Number: 74730W 10 1

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

                (b) [ ]  Bank as defined in Section 3(a)(6) of the Act.

                (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

                (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

                (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

                None of the above.

Item 4.         Ownership.

                (a) Amount Beneficially Owned: As of December 31, 1996, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

                     OBP:                                         214,578 shares
                     OBP Management:                                    0 shares
                     OBP Bermuda:                                  59,831 shares
                     OBP Management Bermuda:                            0 shares
                     Bermuda Corp.:                                     0 shares
                     Mr. Olivier:                                       0 shares
                     Mr. Ryan:                                          0 shares
                     Mr. Walton:                                        0 shares

                By virtue of their relationship as affiliated limited partnerships, whose sole general partners share individual general partners, OBP and OBP Bermuda may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record. Hence, OBP and OB Bermuda may be deemed to own beneficially an aggregate of 274,409 shares of Common Stock. Also, OBP and OBP Bermuda own presently exerciseable warrants to purchase 91,655 shares and 25,851 shares of Common Stock, respectively. Therefore, OBP and OBP Bermuda may be deemed to own beneficially an additional 117,506 shares of Common Stock. Messrs. Ryan, Walton and Olivier are general partners of both OBP Management, the general partner of OBP and OBP Bermuda Management, the general partner OBP Bermuda. Therefore, each of Messrs. Ryan, Walton and Olivier may be deemed to own beneficially the shares held by each of

                              Page 11 of 18 Pages

                OBP and OBP Bermuda. Bermuda Corp. is deemed to beneficially own the shares owned by OBP Bermuda, as it is solely a general partner of OBP Bermuda Management, the general partner of OBP Bermuda.

                (b)   Percent of Class:

                        OBP:                                                6.9%
                        OBP Management:                                     6.9%
                        OBP Bermuda:                                        6.9%
                        OBP Management Bermuda:                             6.9%
                        Bermuda Corp.:                                      1.5%
                        Mr. Olivier:                                        6.9%
                        Mr. Ryan:                                           6.9%
                        Mr. Walton:                                         6.9%

                The foregoing percentages are calculated based on the 5,692,683 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Quadramed Corporation for the quarter ended September 30, 1996.

                (c)   Number of shares as to which such person has:

                      (i) sole power to vote or to direct the vote:

                        OBP:                                          0 shares
                        OBP Management:                               0 shares
                        OBP Bermuda:                                  0 shares
                        OBP Management Bermuda:                       0 shares
                        Bermuda Corp.:                                0 shares
                        Mr. Olivier:                                  0 shares
                        Mr. Ryan:                                     0 shares
                        Mr. Walton:                                   0 shares

                      (ii) shared power to vote or to direct the vote:

                        OBP:                                    391,915 shares
                        OBP Management:                         391,915 shares
                        OBP Bermuda:                            391,915 shares
                        OBP Management Bermuda:                 391,915 shares
                        Bermuda Corp.:                           85,682 shares
                        Mr. Olivier:                            391,915 shares
                        Mr. Ryan:                               391,915 shares
                        Mr. Walton:                             391,915 shares


                              Page 12 of 18 Pages

                       (iii) sole power to dispose or to direct the disposition
                             of:

                        OBP:                                          0 shares
                        OBP Management:                               0 shares
                        OBP Bermuda:                                  0 shares
                        OBP Management Bermuda:                       0 shares
                        Bermuda Corp.:                                0 shares
                        Mr. Olivier:                                  0 shares
                        Mr. Ryan:                                     0 shares
                        Mr. Walton:                                   0 shares

                       (iv) shared power to dispose or to direct the disposition
                            of:

                        OBP:                                    391,915 shares
                        OBP Management:                         391,915 shares
                        OBP Bermuda:                            391,915 shares
                        OBP Management Bermuda:                 391,915 shares
                        Bermuda Corp.:                           85,682 shares
                        Mr. Olivier:                            391,915 shares
                        Mr. Ryan:                               391,915 shares
                        Mr. Walton:                             391,915 shares

                Each of OBP, OBP Management, OBP Bermuda, OBP Management Bermuda, Bermuda Corp., Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaims beneficial ownership of any shares of Common Stock of Quadramed Corporation, except any shares held directly of record.

Item 5.         Ownership of Five Percent or Less of a Class.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                securities, check the following:                           [  ]

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

                Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                Not applicable.

Item 8.         Identification and Classification of Members of the Group.

                Not applicable. OBP, OBP Management, OBP Bermuda, OBP Management Bermuda, Bermuda Corp., Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.         Notice of Dissolution of Group.

                Not applicable.

                              Page 13 of 18 Pages

Item 10.        Certification.

                Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

     Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13d-1(f) under Section 13(d) of the Act.

                              Page 14 of 18 Pages

                                    Signature

     After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 hereto.


Dated:   February 12, 1997

                                OXFORD BIOSCIENCE PARTNERS L.P.

                                By:  OBP Management L.P., its general partner


                                By:  /s/  Cornelius T. Ryan
                                     --------------------------------
                                         General Partner


                                OXFORD BIOSCIENCE PARTNERS
                                    (BERMUDA) LIMITED PARTNERSHIP

                                By: OBP Management (Bermuda) Limited
                                    Partnership, its general partner


                                By:  /s/  Cornelius T. Ryan
                                     --------------------------------
                                         General Partner


                                OBP MANAGEMENT L.P.


                                By:  /s/  Cornelius T. Ryan
                                     --------------------------------
                                       General Partner


                                OBP MANAGEMENT (BERMUDA) LIMITED
                                    PARTNERSHIP


                                By:  /s/  Cornelius T. Ryan
                                     --------------------------------
                                       General Partner


                              Page 15 of 18 Pages

                                OBP MANAGEMENT (BERMUDA) LTD.


                                By:  /s/  Cornelius T. Ryan
                                     --------------------------------
                                Title:  General Partner


                                     /s/  Cornelius T. Ryan
                                     --------------------------------
                                          Cornelius T. Ryan


                                     /s/  Alan G. Walton
                                     --------------------------------
                                          Alan G. Walton


                                     /s/  Edmund M. Olivier
                                     --------------------------------
                                          Edmund M. Olivier

                              Page 16 of 18 Pages

                                                                       Exhibit 1

                                    AGREEMENT

     Pursuant to Rule 13d-1(f) (1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Quadramed Corporation.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 12th day of February, 1997.


                                OXFORD BIOSCIENCE PARTNERS L.P.

                                By:  OBP Management L.P., its general partner


                                By:  /s/  Cornelius T. Ryan
                                     --------------------------------
                                         General Partner


                                OXFORD BIOSCIENCE PARTNERS
                                     (BERMUDA) LIMITED PARTNERSHIP

                                By:  OBP Management (Bermuda) Limited
                                        Partnership, its general partner


                                By:  /s/  Cornelius T. Ryan
                                     --------------------------------
                                         General Partner


                                OBP MANAGEMENT L.P.


                                By:  /s/  Cornelius T. Ryan
                                     --------------------------------
                                       General Partner


                                OBP MANAGEMENT (BERMUDA) LIMITED
                                     PARTNERSHIP


                                By:  /s/  Cornelius T. Ryan
                                     --------------------------------
                                       General Partner


                              Page 17 of 18 Pages

                                OBP MANAGEMENT (BERMUDA) LTD.


                                By:  /s/  Cornelius T. Ryan
                                     --------------------------------
                                Title:  General Partner


                                     /s/  Cornelius T. Ryan
                                     --------------------------------
                                          Cornelius T. Ryan


                                     /s/  Alan G. Walton
                                     --------------------------------
                                          Alan G. Walton


                                     /s/  Edmund M. Olivier
                                     --------------------------------
                                          Edmund M. Olivier


                              Page 18 of 18 Pages